Beckstead and Watts, LLP

Certified Public Accountants

2425 W Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 tel

702.362.0540 fax

May 24, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Nascent Wine Company, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2004 and 2003.  Effective April 27, 2005, we were dismissed by the Company as principal accountants.

We have read the Company's statements included under “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure,” on page 43 of its Pre-Effective Amendment to Form SB-2 dated May 24, 2005, and we agree with such statements except that we cannot confirm or deny that the appointment of E. Randall Gruber, CPA was approved by the Board of Directors, or that he was not consulted prior to their appointment as auditor.

Very truly yours,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP